EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes, Inc.
(949) 833-3600

WILLIAM LYON HOMES, INC. ANNOUNCES SALE OF $150,000,000

OF 7-½% SENIOR NOTES

NEWPORT BEACH, CA—February 2, 2004—William Lyon Homes (NYSE: WLS) announced today that its principal operating company and wholly-owned subsidiary, William Lyon Homes, Inc., has sold $150,000,000 principal amount of 7½% Senior Notes due 2014 (the “Notes”) in a private transaction. The Notes are guaranteed by William Lyon Homes and certain of its subsidiaries. The Company expects the sale to close on February 6, 2004.

William Lyon Homes, Inc. plans to use the net proceeds of this issuance to repay certain indebtedness under its revolving credit facilities and other loan facilities and for other general corporate purposes.

The Notes have been sold pursuant to Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not and will not be registered under the Securities Act of 1933 and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. There will not be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

William Lyon Homes, Inc. is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. The company’s corporate headquarters are located in Newport Beach, California.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak of war or other hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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